Exhibit 5.1

800 Capitol St. Suite 2400 Houston, TX 77002-2925 +1 713-651-2600 +1 713-651-2700

April 23, 2026

Greenland Energy Company

3400 East Bayaud Avenue, Suite 400

Denver, Colorado 80209

Re:	Greenland Energy Company – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Greenland Energy Company, a Texas corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (File No. 333-294995) (as amended, the “Registration Statement”) relating to the offer and sale by the Company of (i) up to 8,101,852 shares of common stock, par value $0.0001 per share (the “Common Stock”), together with warrants (the “Common Warrants”) entitling the holder to purchase one share of Common Stock (the “Warrant Shares”) and/or up to 8,101,852 pre-funded warrants (the “Pre-funded Warrants”) to purchase shares of Common Stock (the “Pre-funded Warrant Shares”), together with Common Warrants; (ii) up to 8,101,852 Warrant Shares; (iii) up to 8,101,852 Pre-funded Warrant Shares; and (iv) shares of Common Stock issuable upon exercise of the $15 Strike Warrants (defined below) held by certain selling stockholders for resale (collectively, the “Offered Securities”).

The Registration Statement also relates to the registration for resale by the selling stockholders identified in the Registration Statement of (a) up to 14,196,822 shares of Common Stock, comprised of (i) 13,446,822 shares of Common Stock held by the selling stockholders (the “Outstanding Resale Shares”), and (ii) 750,000 shares of Common Stock underlying the warrants held by certain selling stockholders (the “Warrant Resale Shares”), and (b) up to 750,000 warrants (the “$15 Strike Warrants”).

We understand that the Common Stock, or Pre-funded Warrants in lieu thereof, together with accompanying Common Warrants, are to be sold by the Company to the public as described in the Registration Statement and pursuant to a placement agency agreement to be entered into by and between the Company and ThinkEquity LLC (the “Placement Agent”), substantially in the form filed as Exhibit 1.1 to the Registration Statement (together with all schedules, exhibits and ancillary documents and agreements thereto, the “Placement Agency Agreement”). The Common Warrants are to be issued pursuant to a warrant agreement between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), substantially in the form filed as an exhibit to the Registration Statement.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined copies of the Registration Statement, the form of Placement Agency Agreement and the form of Warrant Agreement. We have also examined instruments, documents and records which we deemed relevant and necessary as the basis for our opinions hereinafter expressed. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. Upon payment to the Company of the consideration per share of Common Stock and Pre-funded Warrant, as applicable, the issuance and sale of the Common Stock, the Pre-funded Warrants, and the Common Warrants, in the manner and under the terms described in the Registration Statement and the Warrant Agreement, have been duly authorized by all necessary corporate action on the part of the Company, and the Common Stock will be validly issued, fully paid and non-assessable.

800 Capitol St. Suite 2400 Houston, TX 77002-2925 +1 713-651-2600 +1 713-651-2700

2. The Warrant Shares and the Pre-funded Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered by the Company upon receipt of the exercise price therefor in the manner contemplated in the Registration Statement, the Warrant Shares and the Pre-funded Warrant Shares will be validly issued, fully paid and non-assessable.

3. The Outstanding Resale Shares have been duly authorized and are validly issued, fully paid and non-assessable.

4. The Warrant Resale Shares have been duly authorized and, when issued in accordance with the terms of the applicable warrant agreements and upon payment of the consideration therefor, will be validly issued, fully paid and non-assessable.

5. The $15 Strike Warrants have been duly authorized and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity)..

The opinions expressed herein are based upon and limited to the laws of the State of New York and the Texas Business Organizations Code. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP

Winston & Strawn LLP